Exhibit 10.2

RELOCATION ASSISTANCE AGREEMENT

This Relocation Assistance Agreement (the “Agreement”) is made and entered into effective as of April 30, 2021 (the “Effective Date”) by and between Sassine Ghazi (the “Employee”) and Synopsys, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

A. The Employee is and has been employed by the Company and is currently the Company’s sole Chief Operating Officer.

B. The Company and the Employee desire to enter into this Agreement with the intent to defray Employee’s actual relocation costs and the significant cost of living increase associated with Employee’s relocation to the San Francisco Bay Area, including, without limitation, the significantly higher real estate prices in the San Francisco Bay Area.

C. Certain capitalized terms used in the Agreement are defined in Section 3 below.

A G R E E M E N T

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:

1. Relocation Assistance Bonus. Within fifteen (15) days of the Effective Date, the Company shall pay Employee a one-time, lump sum relocation assistance bonus in the amount of $2,775,000, less withholding of applicable income and employment taxes which will be effected in accordance with Section 6(g) (the “Relocation Assistance Bonus”). The Relocation Assistance Bonus is intended to serve as a one-time, full and complete benefit to assist Employee with his relocation to the San Francisco Bay Area. No additional relocation payment, bonus, or reimbursement will be provided. The Relocation Assistance Bonus is subject to the following requirements: (a) Employee relocates to the San Francisco Bay Area by no later than October 31, 2021 and (b) subject to the below terms, Employee remains a Company (or Affiliate) employee through December 31, 2023 (the “Completion Date”).

2. Effect of Employment Termination. If (i) Employee resigns his employment with the Company (other than a Resignation for Good Reason (as defined below)) prior to the Completion Date, (ii) Employee’s employment is terminated by the Company for Cause (as defined below) prior to the Completion Date or (iii) Employee fails to relocate to the San Francisco Bay Area by no later than October 31, 2021, then Employee agrees to repay to the Company, in the case of subparagraph 2.(i) or 2.(ii), a pro-rated amount of the gross amount of the Relocation Assistance Bonus and, in the case of subparagraph 2.(iii), the full amount of the gross amount of the Relocation Assistance Bonus (the “Repayment Obligation”). The Repayment Obligation shall no longer apply (a) if the Company terminates the Employee’s employment on account of Employee’s Disability or without Cause or (b) in the event of Employee’s death or Resignation for Good Reason or (c) if Employee’s employment terminates for any reason after 2023. The pro-rated amount on any required repayment by Employee with respect to subparagraph 2.(i) or 2.(ii) shall be calculated by the following formula: The pro-rated repayment amount equals the product of (1) $2,775,000 multiplied by the (2) quotient of the number of whole calendar months from the Employee’s termination date through the Completion Date divided by 32. Purely to illustrate the mechanics of the foregoing, assume that the Employee’s employment hypothetically terminated on June 1, 2022 in a manner that triggered the Repayment Obligation. In such case, the repayment formula would be $2,775,000 * (18/32) and the repayment amount would be $1,560,937.50. The Employee shall have ninety (90) days after termination to satisfy any Repayment Obligation. Within fifteen (15) days after any Repayment Obligation has been satisfied, the Company shall provide Employee with a written acknowledgement that the Repayment Obligation has been satisfied.

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Affiliate. “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. “Affiliate” shall include entities other than corporations within the foregoing definition.

(b) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) conviction of a felony that is injurious to the Company, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) continued violations by the Employee of the Employee’s duties to the Company that are demonstrably willful and deliberate on the Employee’s part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties (provided however that subpar performance or results or the failure to achieve performance goals/objectives shall not constitute Cause). The foregoing is an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Employee’s employment for Cause.

(c) Disability. “Disability” shall mean that either (i) the Employee has been unable to substantially perform his employment duties for at least 26 weeks as the result of his incapacity due to physical or mental illness or (ii) the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Internal Revenue Code.

(d) Good Reason. “Good Reason” shall mean any of the following actions undertaken without the Employee’s prior written consent: (i) a material reduction of the core aspects of Employee’s duties, authority or responsibilities relative to those immediately prior to such reduction (but excluding transfers of duties and responsibilities to one or more employees as a result of a Company reorganization or the Company’s natural growth), (ii) a requirement that the Employee report to another employee or officer of the Company rather than solely and directly to the Company’s Chief Executive Officer(s); (iii) a material reduction (10% or more) of Employee’s Base Salary, unless such reduction is made in connection with an across-the-board reduction of substantially all executives’ annual base salaries and Employee’s reduction is proportionate to the other executive reductions in base salary; (iv) a relocation of the Employee’s primary place of business to a location more than fifty (50) miles from Mountain View/Sunnyvale, California; or (v) a material breach of this Agreement (or any other written agreement between Employee and the Company or any Affiliate) by the Company (or any Affiliate) or any successor (including a failure to assume all of the terms of this Agreement, except where such assumption occurs by operation of law or legally the Agreement’s terms cannot all be assumed).

(e) Resignation for Good Reason. “Resignation for Good Reason” shall mean the Employee’s resignation for Good Reason, provided that the Employee’s resignation for Good Reason is effective not later than two (2) years from the initial occurrence of such Good Reason, the Employee has provided notice to the Company of the event constituting Good Reason within ninety (90) days of its initial occurrence and the Company has had thirty (30) days to cure the Good Reason event and has failed to do so.

4. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

5. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received electronically (including email addressed to the Employee’s Company email account and to the Company email account of the Company’s General Counsel), personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination of Employee’s employment (other than due to Employee’s death) shall be communicated by a notice of termination by one party to the other party hereto given in accordance with Section 5(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than ninety (90) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

6. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement (or portion(s) thereof) shall not affect the validity or enforceability of any other remaining provision hereof (or portion(s) thereof), which shall remain in full force and effect.

(e) Arbitration. Any dispute or controversy arising out of, relating to or in connection with this Agreement shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration in San Jose, California, in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, as consistent with applicable law. The Employment Arbitration Rules and Mediation Procedures at the time of execution of this Agreement can be found at https://www.adr.org/employment. Employee understands that if he is unable to access or print these rules, he may obtain a printout of the rules from Human Resources. By agreeing to this arbitration procedure, Employee and the Company both agree to waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(f) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6(f) shall be void.

(g) Employment Taxes. The Relocation Assistance Bonus will be subject to withholding of applicable income and employment taxes. For purposes of determining such withholding amount, the Relocation Assistance Bonus is a supplemental wage payment and the first $1 million of such Relocation Assistance Bonus (reduced by all other supplemental payments made by the Company to the Employee in 2021) shall be combined with Employee’s regular wages when calculating the federal and state withholding amounts (and not be subject to optional flat rate withholding). In the event that the Repayment Obligation is triggered and satisfied by Employee in 2021, then Company agrees to report, on Employee’s Form W-2 for 2021, $2,775,000.00 minus the amount repaid by Employee to the Company in satisfaction of the Repayment Obligation, except as may be required by a change in law that occurs after the Effective Date.

(h) Assignment by Company. The Company may assign its rights under this Agreement to an Affiliate, and an Affiliate may assign its rights under this Agreement to another Affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of either the Company or the assignor Affiliate at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall also include the assignee Affiliate.

(i) Legal Representation. Employee acknowledges that he was individually represented by independent legal counsel in negotiating all terms of this Agreement. Employee further acknowledges that he had ample opportunity to consider this Agreement and to receive an explanation from such legal counsel of the legal nature, effect, ramifications, and consequences of this Agreement. Employee warrants that he has carefully read this Agreement, that he understands completely its contents, that he understands the significance, nature, effect, and consequences of signing it, and that he has agreed to and signed this Agreement knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

 IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

COMPANY:	SYNOPSYS, INC.

By:	/s/ John F. Runkel, Jr.

Title:	General Counsel and Corporate Secretary

EMPLOYEE:	/s/ Sassine Ghazi

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